Exhibit 5.1

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244

AmerInst Insurance Group, Ltd. 27 Reid Street Hamilton HM 11 Bermuda	Email mcarr@applebyglobal.com Direct Dial +1 441 298 3594 Direct Fax Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 131507.0004 17 May 2018

Dear Sirs

AMERINST INSURANCE GROUP, LTD. (Company)

INTRODUCTION

This opinion as to Bermuda law is addressed to you in connection with the Company’s filing of the Registration Statement with the United States Securities and Exchange Commission with respect to 100,000 Common Shares of par value $1.00 each (Shares) to be issued pursuant to the terms of the Plan, and the documents listed in Part 1 of Schedule 1 (Documents).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

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This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

This opinion is addressed to you in connection with the registration of the Shares with the United States Securities and Exchange Commission. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINION

When issued and paid for pursuant to and in accordance with the terms and conditions in the Plan, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

Yours faithfully

/s/ Appleby (Bermuda) Limited

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SCHEDULE 1

Part 1

The Documents

1.	An electronic copy of the Form S-8 Registration Statement received on 17 May 2018 (excluding the exhibits and excluding the documents incorporated by reference (Registration Statement); and

2.	An electronic copy of the AmerInst Insurance Group, Ltd. 2016 Stock Option Plan received on 4 April 2018 (Plan).

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Part 2

Documents Examined

1.	A certified copy of an original certificate of incorporation of the Company dated 22 July 1998 (Certificate of Incorporation).

2.	A copy of the memorandum of association and bye-laws of the Company adopted on 6 July 1998 and certified as a true copy on 17 May 2018 (together the Constitutional Documents).

3.	A copy of the Register of Directors and Officers of the Company certified as a true copy on 17 May 2018 (Register of Directors and Officers).

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SCHEDULE 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;

2.	that each of the Documents and other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

4.	that all representations and factual statements appearing in the Registration Statement and the Plan, other than as to the laws of Bermuda, are true, accurate and complete in all material respects;

5.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Documents and any correspondence submitted to us;

6.	that there is no matter affecting the authority of the directors to effect entry by the Company into the Documents including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;

7.	that the Company has entered into its obligations under the Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Documents would benefit the Company;

8.	that the entry into the Documents and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

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9.	that, save for the documents provided to us, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents;

10.	that no resolution to voluntarily wind up the Company has been adopted by the members and no event of a type which is specified in the Constitutional Documents as giving rise to the winding up of the Company (if any) has in fact occurred;

11.	that there are no matters of fact or law (excluding matters of Bermuda law) affecting the enforceability of the Documents that have arisen since the execution of the Documents which would affect the opinions expressed herein;

12.	that any Awards (as defined in the Plan) under the Plan relevant to this opinion will constitute the legal, valid and binding obligations of the parties thereto, other than the Company;

13.	that at the time of issue by the Compensation Committee of the Board of Directors (Committee) as the administrator of the Plan of any Shares pursuant to any Awards, such Committee was duly constituted and at the date hereof remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authorities to administer the Plan, accept enrolments and issue Shares pursuant to the Plan;

14.	that when the issue of any Shares under the Plan is authorised, the issue price will not be less than the par value of the Common Shares and that the Company will have sufficient authorised share capital to effect such issue and will continue to hold the necessary permission from the Bermuda Monetary Authority for such share issue;

15.	that in any case where Shares are issued by the Company pursuant to the Plan on the terms of an Award, the Company will receive prior to the allotment of shares a transfer to it of an amount of cash at least equivalent to the aggregate par value of the Shares issued pursuant to that Award; and

16.	that when filed with the United States Securities and Exchange Commission, the Registration Statement will not differ in any material respect from the electronic copy referred to in Schedule 1, Part 1.

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SCHEDULE 3

Reservations

Our opinion is subject to the following reservations:

1.	Shares: Any reference in this opinion to Shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such Shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he or she became a shareholder, if and so far as the alteration requires him or her to take, or subscribe for additional shares, or in any way increases his or her liability to contribute to the share capital of, or otherwise to pay money to, the Company.

2.	Other Obligations: We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.

3.	Enforcement of Performance: Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

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